Exhibit 99.1

FERRELLGAS PARTNERS REPORTS RECORD SECOND-QUARTER

ADJUSTED EBITDA, GROSS PROFIT AND DISTRIBUTABLE CASH FLOW;

SALES VOLUMES GROW NEARLY 13%

OVERLAND PARK, KAN., March 10, 2010/PR Newswire-First Call — Ferrellgas Partners, L.P. (NYSE:FGP), one of the largest distributors of propane, today reported record results for several key metrics for the fiscal second quarter ended January 31.

Adjusted EBITDA was up 7% to $130.1 million over the year-ago record $121.6 million.  Gross profit totaled $248.7 million compared with $243.5 million the year before, while distributable cash flow increased 12% to $104.3 million from $93.1 million.  Second-quarter net earnings rose 11% to $77.9 million from $70.4 million a year earlier.

President and Chief Executive Officer Steve Wambold explained, “We are quite pleased with our second-quarter results, especially in light of the ongoing challenging economic environment and weather that was warmer than a year ago.  Particularly encouraging was the strong propane volume, which continued to outpace the industry’s performance.  Retail propane gallon sales increased 10%, while wholesale volume climbed more than 23%, resulting in a total volume gain of nearly 13% on temperatures in our service locations that were 5% warmer than in the prior year.”

“We also benefited from our discipline of keeping a tight rein on costs.  We’re especially gratified by a slight decline in operating expenses though sales volumes were up, both in absolute dollars and cents per gallon delivered.”  He noted that general and administrative expense also decreased modestly, while equipment lease expense was down sharply, nearly 35%.

Looking ahead, Wambold commented, “We expect the second-quarter’s positive momentum to carry over into the second half of the fiscal year, as we remain focused on our strategy of profitable growth.  Therefore, we expect improved performance that should lead to record Adjusted EBITDA for fiscal 2010.”  Ferrellgas reported record Adjusted EDITDA of $251.1 million for fiscal 2009.

-more-

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves approximately one million customers in all 50 states, the District of Columbia and Puerto Rico.  Ferrellgas employees indirectly own more than 20 million common units of the partnership through an employee stock ownership plan.  More information about the partnership can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements.  A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations.  These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2009, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

On September 28, 2009 Ferrellgas Partners, L.P. filed its annual report for the fiscal year ended July 31, 2009 on Form 10-K with the SEC. This annual report is available to security holders and other interested parties at no charge on our website at www.ferrellgas.com and is also available in print to any security holder or other interested parties who requests it from our investor relations department free of charge.

Contact:

Tom Colvin, Investor Relations, (913) 661-1530

Jim Saladin, Media Relations, (913) 661-1833

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FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	January 31, 2010	July 31, 2009

ASSETS

Current Assets:
Cash and cash equivalents	$25,904	$7,066
Accounts and notes receivable, net	213,428	106,910
Inventories	143,976	129,808
Prepaid expenses and other current assets	26,426	15,031
Total Current Assets	409,734	258,815

Property, plant and equipment, net	671,125	666,535
Goodwill	248,939	248,939
Intangible assets, net	231,757	212,037
Other assets, net	33,990	18,651
Total Assets	$1,595,545	$1,404,977

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$124,211	$49,337
Short term borrowings	97,150	66,159
Other current liabilities (a)	108,479	108,763
Total Current Liabilities	329,840	224,259

Long-term debt (a)	1,080,074	1,010,073
Other liabilities	19,803	19,300
Contingencies and commitments	—	—

Partners’ Capital:
Common unitholders (69,450,318 and 68,236,755 units outstanding at 2010 and 2009, respectively)	211,604	206,255
General partner unitholder (701,518 and 689,260 units outstanding at 2010 and 2009, respectively)	(57,935)	(57,988)
Accumulated other comprehensive income (loss)	7,739	(1,194)
Total Ferrellgas Partners, L.P. Partners’ Capital	161,408	147,073
Noncontrolling Interest	4,420	4,272
Total Partners’ Capital	165,828	151,345
Total Liabilities and Partners’ Capital	$1,595,545	$1,404,977

(a) The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of 8 3/4% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE, SIX AND TWELVE MONTHS ENDED JANUARY 31, 2010 AND 2009

(in thousands, except per unit data)

(unaudited)

	Three months ended		Six months ended		Twelve months ended
	January 31		January 31		January 31,
	2010	2009	2010	2009	2010	2009
Revenues:
Propane and other gas liquids sales	$724,348	$647,536	$1,052,014	$1,084,424	$1,797,243	$2,096,314
Other	53,504	68,089	77,908	111,275	206,502	231,190
Total revenues	777,852	715,625	1,129,922	1,195,699	2,003,745	2,327,504

Cost of product sold:
Propane and other gas liquids sales	503,980	428,527	704,900	746,272	1,165,996	1,481,147
Other	25,208	43,625	31,388	60,439	123,802	137,535

Gross profit	248,664	243,473	393,634	388,988	713,947	708,822

Operating expense	104,550	105,710	201,440	201,927	400,248	392,526
Depreciation and amortization expense	20,647	20,219	41,174	41,535	82,133	84,616
General and administrative expense	11,346	11,761	25,124	20,847	45,659	43,551
Equipment lease expense	3,127	4,781	6,901	10,136	15,171	22,120
Employee stock ownership plan compensation charge	2,261	1,656	4,263	3,405	7,613	9,572
Loss on disposal of assets and other	1,122	4,019	2,784	6,601	9,225	11,784

Operating income	105,611	95,327	111,948	104,537	153,898	144,653

Interest expense	(26,216)	(23,393)	(48,911)	(47,063)	(91,367)	(88,638)
Debt prepayment premiums	—	—	(17,308)	—	(17,308)	—
Other income (expense), net	(863)	(343)	(556)	(1,161)	(716)	(1,120)

Earnings before income taxes	78,532	71,591	45,173	56,313	44,507	54,895

Income tax expense	674	1,167	252	866	1,678	2,972

Net earnings	77,858	70,424	44,921	55,447	42,829	51,923

Net earnings attributable to noncontrolling interest (a)	847	772	575	682	676	767

Net earnings attributable to Ferrellgas Partners, L.P.	77,011	69,652	44,346	54,765	42,153	51,156

Less: General partner’s interest in net earnings	12,614	11,633	443	548	421	512

Common unitholders’ interest in net earnings	$64,397	$58,019	$43,903	$54,217	$41,732	$50,644

Earnings Per Unit
Basic and diluted net earnings available per common unit	$0.93	$0.92	$0.64	$0.86	$0.64	$0.80
Dilutive effect of two-class method (b)	0.17	0.18	—	—	—	—
Adjusted net earnings per unit available to unitholders	$1.10	$1.10	$0.64	$0.86	$0.64	$0.80

Weighted average common units outstanding	69,450.3	63,192.5	68,979.1	63,122.3	65,540.7	63,041.7

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Six months ended		Twelve months ended
	January 31		January 31		January 31,
	2010	2009	2010	2009	2010	2009

Net earnings attributable to Ferrellgas Partners, L.P.	$77,011	$69,652	$44,346	$54,765	$42,153	$51,156
Income tax expense	674	1,167	252	866	1,678	2,972
Interest expense	26,216	23,393	48,911	47,063	91,367	88,638
Debt prepayment premiums	—	—	17,308	—	17,308	—
Depreciation and amortization expense	20,647	20,219	41,174	41,535	82,133	84,616
Other income (expense), net	863	343	556	1,161	716	1,120
EBITDA	125,411	114,774	152,547	145,390	235,355	228,502
Employee stock ownership plan compensation charge	2,261	1,656	4,263	3,405	7,613	9,572
Unit and stock-based compensation charge (c)	413	329	3,164	657	4,819	1,573
Loss on disposal of assets and other	1,122	4,019	2,784	6,601	9,225	11,784
Net earnings attributable to noncontrolling interest	847	772	575	682	676	767
Adjusted EBITDA (d)	130,054	121,550	163,333	156,735	257,688	252,198
Net cash interest expense (e)	(25,355)	(23,170)	(46,679)	(46,929)	(88,665)	(90,612)
Maintenance capital expenditures (f)	(1,296)	(7,516)	(11,409)	(12,542)	(20,633)	(23,668)
Cash paid for taxes	(332)	(324)	(332)	(332)	(1,512)	(2,894)
Proceeds from asset sales	1,228	2,587	3,161	4,905	6,455	9,529
Distributable cash flow to equity investors (g)	$104,299	$93,127	$108,074	$101,837	$153,333	$144,553

Propane gallons sales
Retail - Sales to End Users	269,801	245,862	402,275	372,395	682,668	666,663
Wholesale - Sales to Resellers	83,882	68,094	130,956	113,770	239,224	211,800
Total propane gallons sales	353,683	313,956	533,231	486,165	921,892	878,463

(a)  Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(b)  FASB guidance regarding participating securities and the two-class method requires the calculation of net earnings per limited partner unit for each period presented according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had been distributed.  In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the general partner and a dilution of earnings to the limited partners. Due to the seasonality of the propane business, the dilution effect of the guidance on net earnings per limited partner unit will typically only impact the three months ending January 31. There was not a dilutive effect resulting from this guidance on the six and twelve months ended January 31, 2010 and 2009.

(c)  FASB guidance relating to stock compensation requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Share-based payment transactions resulted in a non-cash compensation charge of $0.1 million and $0.1 million to operating expense for the three months ended January 31, 2010 and 2009, respectively, $0.9 million and $0.2 million to operating expense for the six months ended January 31, 2010 and 2009, respectively, and $1.5 million and $0.5 million to operating expense for the twelve months ended January 31, 2010 and 2009, respectively. A non-cash compensation charge of $0.3 million and $0.2 million was recorded to general and administrative expense for the three months ended January 31, 2010 and 2009, respectively, $2.3 million and $0.5 million to general and administrative expense for the six months ended January 31, 2010 and 2009, respectively, and $3.3 million and $1.1 million to general and administrative expense for the twelve months ended January 31, 2010 and 2009, respectively.

(d)  Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, unit and stock-based compensation charge, loss on disposal of assets and other, noncontrolling interest, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(e)  Net cash interest expense is the sum of interest expense less non-cash interest expense and other income (expense), net. This amount includes interest expense related to the accounts receivable securitization facility.

(f)  Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(g)  Management considers distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other entities.